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EXHIBIT 4.2.1            FIRST AMENDMENT TO RIGHTS AGREEMENT

FIRST AMENDMENT, dated April 27, 1999, to the Rights Agreement, dated as of February 1, 1994 (the "Rights Agreement"), between McWhorter Technologies, Inc., a Delaware corporation (the "Company"), and Wachovia Bank of North Carolina, N.A., a North Carolina corporation, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

     WHEREAS, the Board of Directors of the Company has voted in favor of this Amendment pursuant to a unanimous written consent;

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this First Amendment, the parties hereby agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end of such Section:

     "Notwithstanding the foregoing provisions contained in this Section 1(a), with respect solely to Shapiro Capital Management Company, Inc. ("Shapiro") together with all its Affiliates and Associates, all references to "fifteen percent (15%)" shall be replaced with "17.5%", so that all such provisions in this Section 1(a) shall apply to Shapiro together with all its Affiliates and Associates as so modified."

     2. This First Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

     3. This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     4. Except as expressly set forth herein, this First Amendment shall not by implication or otherwise alter, modify, amend, or in any other way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

                                 *    *     *     *
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     IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the first date above written.


                              McWHORTER TECHNOLOGIES, INC.
Attest:


By   /s/  Louise M. Tonozzi-Fredorick        By   /s/  Jeffrey M. Nodland
  -----------------------------------          --------------------------
     Its: Secretary                          Its: Chief Executive Officer


                                             WACHOVIA BANK OF NORTH
                                             CAROLINA, N.A.
Attest:


By   /s/  Susan N. Turner                    By   /s/  Deborah N. Keaton
  -------------------------                    -------------------------
Its: Assistant Secretary                     Its: Vice President